For Immediate Release

Press Contacts:         Alan Gaines
                        Dune Energy, Inc.
                        (713) 963-4635

                  Dune Energy Completes Los Mogotes Acquisition

HOUSTON, June 3, 2004: Dune Energy, Inc., (OTC BB: DENG) announced today that it has closed its previously- announced acquisition of working interests in the Los Mogotes field in Zapata County, Texas.

      In April 2003, Dune entered into an agreement to acquire an interest in the 17,500 acre development for total cash consideration of $874,500.

      Since entering into the agreement, Dune believes the value of its proved developed producing (PDP) reserves alone has more than tripled to approximately $1.8 million, using a constant flat natural gas price of $4.50 per MCF. Natural gas prices in the field now exceed $6 per MCF.

      The property is operated by POGO Producing (NYSE: PPP) and ranks as one POGO's leading onshore U.S. natural gas development projects. Since Dune entered into the agreement, POGO has increased its drilling activity in the field from two rigs to four. Los Mogotes is covered by a high quality 3D seismic survey that identifies new proved undeveloped (PUD) locations for further drilling. Accordingly, Dune's management believes that there are still substantial PUD reserves to be developed over the balance of 2004 and into 2005. Success rates on drilling at Los Mogotes have approximated 90%, with most production occurring from the Upper Wilcox and Lobo formations, which are highly prolific in the area.

      Utilizing current pricing, Dune believes its annualized operating cash flow from its Los Mogotes interest now approximates $1 million.

      Commenting on the acquisition, Alan Gaines, chairman and CEO of Dune, said, "We are very fortunate to have secured our interest in this exciting project. Our immediate access to cash flow from this property is yet another building block for Dune."

      Dune Energy is a diversified energy company with operations presently focused in South Texas.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc., believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.